EXHIBIT 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

April 28, 2005
Avnet, Inc. Reports Third Quarter Fiscal 2005 Results

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported results for third quarter fiscal year 2005, which ended April 2, 2005. Revenue was $2.76 billion for the quarter, representing an increase of 4% over third quarter fiscal 2004 and a decrease of 4% sequentially following the Company’s traditionally strong December quarter. Net income for third quarter fiscal 2005 was $41.1 million, or $0.34 per share on a diluted basis, as compared with prior year net income of $26.7 million, or $0.22 per share on a diluted basis, which included certain charges that are further discussed in the accompanying financial statements. Excluding those charges in the prior year third quarter, net income was $40.9 million, or $0.34 per share on a diluted basis.

Operating income for third quarter fiscal 2005 was $78.5 million, an improvement of $4.6 million, or 6%, as compared with operating income of $73.9 million in the year ago quarter. Operating income as a percent of sales increased slightly from last year to 2.85% in the current year quarter. This represents the eleventh consecutive quarter of year over year improvement in operating income dollars and margin, excluding certain charges.

Roy Vallee, Chairman and Chief Executive Officer, commented, “We are pleased with our overall performance in the March quarter. Technology Solutions (TS) exceeded expectations with year over year revenue growth of 11% and a sequential decline of 17% following its record performance in the seasonally strong December quarter. Although Electronics Marketing (EM) revenue for the quarter was flat year over year, its sales grew 8% sequentially.”

The Company generated $131 million of free cash flow (as defined later in this release) during the third quarter of fiscal 2005. During the quarter, the Company paid off $87 million of debt that matured in February 2005 and ended the quarter with $594 million of cash and cash equivalents. This continued cash flow generation brought the Company’s net debt (total debt less cash and cash equivalents) to $656 million, the lowest it has been since the fourth quarter of fiscal 1999.

Ray Sadowski, Chief Financial Officer, stated: “We had another quarter of significant positive free cash flow due to our continued focus on working capital management and operational efficiencies. At Electronics Marketing we reduced inventory during the quarter by another $100 million, thereby improving inventory turns to near record levels. This cash generation brings our free cash flow year to date to $375 million.”

Operating Groups
Electronics Marketing (EM) sales of $1.60 billion for third quarter fiscal 2005 were up 8% sequentially and flat on a year over year basis. EM sales in the Americas, EMEA and Asia increased 6%, 13% and 4%, respectively, on a sequential basis. EM operating income of $61.5 million for third quarter fiscal 2005 was 30% higher than the prior sequential quarter operating income of $47.4 million.

Technology Solutions (TS) sales of $1.16 billion were up 11% year over year and down 17% sequentially following its typically strong December quarter. TS sales in the Americas, EMEA and Asia increased 11%, 4% and 69%, respectively, on a year over year basis. TS operating income was $31.7 million, a 23% increase as compared with third quarter fiscal 2004 operating income of $25.8 million, and its operating income margin of 2.73% increased 26 basis points over the prior year third quarter.

Mr. Vallee added, “At Technology Solutions, the year over year revenue and operating income growth were better than expected as operating income grew 23% on sales growth of 11%. The IT spend for small and medium sized businesses continues to grow over last year and Technology Solutions is executing well and profitably growing faster than the markets it serves. We are very pleased with the operating leverage demonstrated by Electronics Marketing as operating income grew 30% sequentially on an 8% increase in revenue. We are also encouraged by EM’s positive book to bill ratios across all three regions for the March quarter.”

Outlook
Looking forward to Avnet’s fourth quarter fiscal 2005, Mr. Vallee stated, “We expect revenues for both Electronics Marketing and Technology Solutions to grow from 1% to 5% sequentially. Therefore, Avnet’s consolidated sales should be in the range of $2.8 billion to $2.9 billion in the fourth quarter fiscal 2005, and we expect earnings to be in the range of $0.35 to $0.39 per share. This guidance does not take into account any impact from the proposed acquisition of Memec which we announced earlier this week.”

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate,” “expect,” “believe,” and “should.” Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses certain non-GAAP financial information including adjusted operating income, adjusted net income (loss) and adjusted diluted earnings (loss) per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring activities in the periods presented.

Management believes operating income adjusted for restructuring charges is useful to investors to assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring costs as an indicator of on-going operating margin performance and underlying trends in the business. Management also uses this non-GAAP measure to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management similarly believes net income and diluted earnings per share adjusted for the after-tax impact of restructuring and other costs is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income (loss) and diluted EPS excluding the after-tax impact of restructuring charges provides an important measure of the Company’s net results of operations for the investing public.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

For the periods presented in this release, restructuring and other charges only impacted the prior fiscal year periods. Reconciliations of the Company’s reported results to the results adjusted for these items are included in the following table (in thousands, except for per share data) along with comparable data for the current fiscal year periods:

	Third Quarters Ended		Nine Months Ended
	April 2, 2005	April 3, 2004	April 2, 2005	April 3, 2004
Operating Income
As reported	$78,531	$73,852	$235,580	$116,469
Restructuring charges	–	–	–	55,618

As adjusted	$78,531	$73,852	$235,580	$172,087

Net Income
As reported	$41,148	$26,650	$120,989	$24,226
Restructuring charge and debt extinguishment costs, net of tax	–	14,215	–	52,752

As adjusted	$41,148	$40,865	$120,989	$76,978

Diluted EPS
As reported	$0.34	$0.22	$1.00	$0.20
Restructuring charges and debt extinguishment costs, net of tax	–	0.12	–	0.44

As adjusted	$0.34	$0.34	$1.00	$0.64

The following table summarizes the Company’s cash flow activity for the third quarter and nine months ended April 2, 2005 including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.

Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors to understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through reductions in the net balance of receivables, inventories and accounts payable.

	Three Months Ended	Nine Months Ended
	April 2, 2005	April 2, 2005
	(thousands)
Net income	$41,148	$120,989
Non-cash and other reconciling items	22,403	112,572
Cash flow generated from working capital (excluding cash and cash equivalents)	82,851	150,618

Net cash flow from operations	146,402	384,179
Cash flow generated from (used for):
Purchases of property, plant and equipment	(6,517)	(22,257)
Cash proceeds from sales of property, plant and equipment	328	7,125
Acquisition of operations, net	7	(1,098)
Effect of exchange rates on cash and cash equiv.	(10,048)	5,719
Other, net financing activities	739	923

Net free cash flow	$130,911	$374,591

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

Avnet will present at the following investor conferences in May and June: The GTDC Investor Relations Conference on May 11, 2005, The 33rd Annual JPMorgan Technology Conference on May 17, 2005, CSFB’s 2nd Annual Supply Chain Conference on June 1, 2005, and The Thomas Weisel Annual Growth Forum, date to be determined. For a listing of conference details and how to access each available webcast, along with additional upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	APRIL 2,	APRIL 3,
	2005	2004(1)
Sales	$2,758.3	$2,639.6
Income before income taxes	59.4	36.6
Net income	41.1	26.7
Net income per share:
Basic	$0.34	$0.22
Diluted	$0.34	$0.22

	NINE MONTHS ENDED
	APRIL 2,	APRIL 3,
	2005(3)	2004(2)(3)
Sales	$8,241.4	$7,601.7
Income before income taxes	174.7	33.1
Net income	121.0	24.2
Net income per share:
Basic	$1.00	$0.20
Diluted	$1.00	$0.20

(1)	The results for the third quarter of fiscal 2004 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offer for $273.4 million of the 7 7/8% Notes that were due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share.

(2)	The results for the first nine months of fiscal 2004 shown above include the impact of restructuring and other charges recorded in the first and second quarters of fiscal 2004 in connection with cost cutting initiatives and the combination of the Computer Marketing and Applied Computing operating groups into one operating group called Avnet Technology Solutions. These restructuring and other charges amounted to $55.6 million pre-tax (all of which was included in operating expenses), $38.5 million after-tax and $0.32 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the nature and impacts of these restructuring and other charges. These charges combined with the debt extinguishment costs discussed in Note 1 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share for the nine months ended April 3, 2004.

(3)	Due to Avnet’s fiscal calendar, the nine months ended April 2, 2005 contained 39 weeks while the nine months ended April 3, 2004 contained 40 weeks.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 2,	APRIL 3,	APRIL 2,	APRIL 3,
	2005	2004(1)	2005(3)	2004(2)(3)
Sales	$2,758,259	$2,639,589	$8,241,415	$7,601,699
Cost of sales	2,393,691	2,281,006	7,153,357	6,604,860

Gross profit	364,568	358,583	1,088,058	996,839
Selling, general and administrative expenses	286,037	284,731	852,478	824,752
Restructuring charges(2)	—	—	—	55,618

Operating income	78,531	73,852	235,580	116,469
Other income, net	1,860	2,900	2,247	7,137
Interest expense	(20,963)	(23,817)	(63,088)	(74,184)
Debt extinguishment costs(1)	—	(16,370)	—	(16,370)

Income before income taxes	59,428	36,565	174,739	33,052
Income tax provision	18,280	9,915	53,750	8,826

Net income	$41,148	$26,650	$120,989	$24,226

Net earnings per share:
Basic	$0.34	$0.22	$1.00	$0.20

Diluted	$0.34	$0.22	$1.00	$0.20

Shares used to compute earnings per share:
Basic	120,694	120,332	120,591	119,946

Diluted	121,414	121,909	121,373	120,921

(1)	The results for the third quarter of fiscal 2004 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offer for $273.4 million of the 7 7/8% Notes that were due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share.

(2)	The results for the first nine months of fiscal 2004 shown above include the impact of restructuring and other charges recorded in the first and second quarters of fiscal 2004 in connection with cost cutting initiatives and the combination of the Computer Marketing and Applied Computing operating groups into one operating group called Avnet Technology Solutions. These charges included severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives, the impairment of certain owned assets in the Company’s European operations and the write-off of remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September 2003. These restructuring and other charges amounted to $55.6 million pre-tax, $38.5 million after-tax and $0.32 per diluted share. These charges combined with the debt extinguishment costs discussed in Note 1 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share for the nine months ended April 3, 2004.

(3)	Due to Avnet’s fiscal calendar, the nine months ended April 2, 2005 contained 39 weeks while the nine months ended April 3, 2004 contained 40 weeks.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	APRIL 2,	JULY 3,
	2005	2004
Assets:
Current assets:
Cash and cash equivalents	$594,348	$312,667
Receivables, net	1,785,628	1,743,962
Inventories	1,304,275	1,364,037
Other	47,830	63,320

Total current assets	3,732,081	3,483,986
Property, plant and equipment, net	165,833	187,339
Goodwill	896,563	894,882
Other assets	268,055	297,444

Total assets	5,062,532	4,863,651

Less liabilities:
Current liabilities:
Borrowings due within one year	68,788	160,660
Accounts payable	1,216,530	1,099,703
Accrued expenses and other	379,342	384,630

Total current liabilities	1,664,660	1,644,993
Long-term debt, less due within one year	1,181,344	1,196,160
Other long-term liabilities	69,271	69,072

Total liabilities	2,915,275	2,910,225

Shareholders’ equity	$2,147,257	$1,953,426

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	APRIL 2,	APRIL 3,
	2005	2004
Cash flows from:
Operations:
Net income	$120,989	$24,226
Add non-cash and other reconciling items:
Depreciation and amortization	46,398	50,550
Deferred taxes	32,100	(449)
Non-cash restructuring and other charges	—	31,409
Other, net	34,074	33,805
Receivables	(11,538)	(233,771)
Inventories	96,691	(160,695)
Accounts payable	93,731	276,799
Accrued expenses and other, net	(28,266)	42,463

Net cash flows provided from operating activities	384,179	64,337

Financing:
Issuance of notes in public offering, net of issuance costs	—	292,500
Repayment of notes	(89,589)	(444,245)
(Repayment of) proceeds from bank debt, net	(3,152)	38,282
Repayment of other debt, net	(169)	(2)
Other, net	923	13,299

Net cash flows used for financing activities	(91,987)	(100,166)

Investing:
Purchases of property, plant, and equipment	(22,257)	(19,378)
Cash proceeds from sales of property, plant and equipment	7,125	1,470
Acquisition of operations, net	(1,098)	(1,448)

Net cash flows used for investing activities	(16,230)	(19,356)

Effect of exchange rates on cash and cash equivalents	5,719	11,118

Cash and cash equivalents:
increase	281,681	(44,067)
at beginning of period	312,667	395,467

at end of period	$594,348	$351,400

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 2,	APRIL 3,	APRIL 2,	APRIL 3,
	2005	2004	2005	2004
SALES
Avnet Electronics Marketing	$1,596.1	$1,594.2	$4,638.5	$4,284.3
Avnet Technology Solutions	1,162.2	1,045.4	3,602.9	3,317.4

Consolidated	$2,758.3	$2,639.6	$8,241.4	$7,601.7

OPERATING INCOME (LOSS)
Avnet Electronics Marketing	$61.5	$63.6	$167.8	$137.2
Avnet Technology Solutions	31.7	25.8	110.3	74.4
Corporate	(14.7)	(15.5)	(42.5)	(39.5)

Consolidated Before Restructuring and Other Charges	78.5	73.9	235.6	172.1
Restructuring and Other Charges	—	—	—	(55.6)

Consolidated	$78.5	$73.9	$235.6	$116.5